Exhibit 99.2

Contacts:	Investors:
Anna Marie Dunlap
SVP Investor & Corporate Communications
Corinthian Colleges, Inc.
714-424-2678

Media:
Robert Jaffe
Pondel Wilkinson, Inc.
310-279-5969

CORINTHIAN COLLEGES NAMES JOHN M. DIONISIO TO BOARD OF DIRECTORS

SANTA ANA, California, April 30, 2008 — Corinthian Colleges, Inc. (NASDAQ: COCO) today announced that John M. Dionisio has been appointed to serve as a Class III member of its board of directors. This appointment increases the board to nine members, eight of whom are non-employee directors.

Dionisio, 59, is president and chief executive officer of AECOM Technology Corp., a NYSE-listed company that provides professional technical and management support services for its clients around the world. He previously served as executive vice president and chief operating officer for AECOM, which has approximately $4.2 billion in annual revenue and 35,000 employees serving clients in more than 60 countries. During his 36-year career with AECOM and its predecessor companies, Dionisio has held a number of senior management positions, including serving as president and chief executive officer of its DMJM Harris business.

“John brings extensive leadership and operational experience gained as an executive at one of the largest and most respected engineering design firms in the world,” said Terry O. Hartshorn, Corinthian’s chairman of the board. “His accomplished background and his current experience at the helm of a large public company will add depth to our board. We welcome John and look forward to his guidance.”

Dionisio earned a master of science degree in civil engineering from Polytechnic Institute of New York and a bachelor of science degree in civil engineering from The City College of New York.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc., is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

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